Kingsbarn Parallel Income Fund N-2/A

Exhibit 99(p)

SUBSCRIPTION AGREEMENT

THIS AGREEMENT by and between Kingsbarn Parallel Income Fund (the “Fund”), a statutory trust organized under the laws of the State of Delaware, and Kingsbarn Capital Management, LLC (“Subscriber”).

In consideration of the mutual promises set forth herein, the parties agree as follows:

I.	The Fund agrees to sell to Subscriber and Subscriber hereby subscribes to purchase $100,000 worth of common shares of beneficial interest of the Fund (“Shares”).

2.	Subscriber agrees to pay the Fund $100,000 for all such Shares at the time of their issuance, which shall occur at any time on or before the effective date of the Fund’s Registration Statement filed by the Fund on Form N-2 with the Securities and Exchange Commission (“Registration Statement”).

3.	Subscriber acknowledges that the Shares to be purchased hereunder have not been registered under the federal securities laws and that, therefore, the Fund is relying on certain exemptions from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the Shares. Subscriber also understands that any resale of the Shares or any part thereof, may be subject to restrictions under the federal securities laws, and that Subscriber may be required to bear the economic risk of any investment in the Shares for an indefinite period of time.

4.	Subscriber represents and warrants to the Fund that Subscriber is acquiring the Shares solely for Subscriber’s own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that Subscriber has no present plan or intention to sell or otherwise dispose of the Shares or any part thereof at any time in the near future.

6.	Subscriber agrees that Subscriber will not sell or dispose of the Shares or any part thereof, except to the Fund itself, unless the Registration Statement with respect to such Shares is then in effect under the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives this 27th day of September 2022.

Subscriber: Kingsbarn Capital Management, LLC	Kingsbarn Parallel Income Fund

By:	By:
Name:	Name:
Title:	Title: